Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

S&T Bancorp, Inc.:

We consent to the use of our reports dated February 29, 2008, with respect to the consolidated balance sheet of S&T Bancorp, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading ‘‘Experts” in the prospectus.

Pittsburgh, Pennsylvania

December 29, 2008